Exhibit 19.1

DARLING INGREDIENTS INC. INSIDER TRADING POLICY

The Darling Ingredients Inc. (the “Company”) Insider Trading Policy (“Policy”) is designed to prevent trading of securities when you are aware of material nonpublic information. Trading while aware of material nonpublic information is a crime. Penalties for insider trading can include significant fines, monetary damages and imprisonment. In the United States, the Securities and Exchange Commission and the Department of Justice oversee these matters. They dedicate significant resources and use sophisticated electronic surveillance techniques to identify illegal trading activities. In addition, Company employees are subject to discipline up to and including termination of employment for cause for violations of this Policy. The Company is also required to comply with applicable securities laws and stock exchange listing standards when it trades the Company’s securities.

1.Persons Subject to this Policy

This Policy applies to directors and employees of the Company and its subsidiaries (all such persons hereinafter may be referred to as “you”). This Policy also applies to people who live with you, people who are financially dependent on you, and people or entities whose transactions in securities are directed by you or are subject to your influence or control, such as business entities, trusts, partnerships and foundations (collectively, “Covered Persons”).

You and your Covered Persons are prohibited from (i) trading the Company’s securities while in possession of material nonpublic information about the Company; (ii) giving “tips” based on material nonpublic information about the Company to any other person so that the other person may trade Company securities; and (iii) trading in the securities of another company at any time when in possession of material nonpublic information about such company. Material nonpublic information about another company may be learned via a business relationship, such as a customer relationship or joint venture relationship involving the Company, or could include the Company’s plan for a major transaction with another company (such as an acquisition).

2.Trading Activities Subject to this Policy.

Trading activities subject to this Policy include sales, purchases and gifts of Company securities. Company securities include its common stock, stock options, preferred stock, bonds and other debt securities, convertible debentures, warrants and any other types of securities that the Company may issue, as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to Company securities.

3.Definitions of “Material” and “Nonpublic” Information

It is difficult to describe exhaustively what constitutes “Material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company securities is material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include:

•the Company’s financial results
•internal projections that differ substantially from external expectations about the Company’s financial results
•changes in the Company’s sales, earnings or dividends
•important financing transactions
•stock splits or other transactions relating to Company securities
•significant proposed or pending acquisitions, mergers, dispositions, or tender offers
•major purchases or sales of assets
•major management changes
•sales or purchases by the Company of its own securities (other than pursuant to publicly announced plans or programs)
•major litigation or regulatory developments
•major transactions with other companies or entities, such as joint ventures or licensing agreements
•the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results
•major cybersecurity incidents
Note that this list is merely illustrative and not exhaustive.

“Nonpublic” information is any information that has not yet been disclosed generally to the market. General disclosures to the market could include disclosures within a report filed with the U.S. Securities and Exchange Commission, issuance of a press release, or announcement of the information in The Wall Street Journal or other similar news publication. Further, following such general disclosure to the market, at least one full Trading Day must elapse before you are permitted to trade Company securities. For this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday, persons subject to this Policy are not permitted to trade Company securities until Thursday. If the Company issues a press release containing material information at 6:00 a.m. (before the market is open for the day) on a Friday, and the New York Stock Exchange is open for trading on Friday, persons subject to this Policy are not permitted to trade Company securities until Monday.

4.Pre-clearance; Blackout Periods

The Company’s directors and Designated Employees (please reference the attached Exhibit A for job titles subject to this requirement) and their respective Covered Persons must first obtain pre-clearance from the Company’s Treasurer or General Counsel before engaging in any transaction in securities of the Company. A request for pre-clearance should be submitted to the Treasurer and General Counsel at least 48 hours in advance of the proposed transaction. If a proposed transaction receives pre-clearance, the pre-cleared trade must be made within five (5) business days of receipt of pre-clearance. If you become aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. If your request for pre-clearance is denied, you are prohibited from trading the Company’s securities and must not disclose the restriction to others.
From time to time, the Company may impose event-specific special blackout periods during which some or all directors and employees are prohibited from trading Company securities. If you request pre-clearance and are notified that you are subject to special blackout period, you are not permitted to trade Company securities and you may not communicate such restriction to any other person who is not also subject to the special blackout period.
5.Trading Windows; Reporting Trades

This Section 5 is limited to the Company’s directors, executive officers who are subject to Section 16 under the Securities Exchange Act of 1934 (“Executive Officers”), employees who are exposed to material nonpublic information (such as global financial results prior to public disclosure), and their respective Covered Persons. Such persons are typically Designated Employees and require pre-clearance as provided in Section 4 above, but are also subject to trading restrictions in that they may only trade Company securities during an open trading window (“Trading Window”). The Company’s Trading Window opens after one full Trading Day following the Company’s release of quarterly results and closes at the end of the Trading Day on the first Friday in the third calendar month of the fiscal quarter in which such quarterly results were released. Further, for the avoidance of doubt, persons subject to this Section 5 may not trade Company securities—even during an open Trading Window—if such person is subject to a special blackout or possesses material nonpublic information that has not been publicly disclosed for at least one full Trading Day.

All directors and Executive Officers are required to submit to the Company’s Treasurer and General Counsel a copy of any trade order or confirmation relating to any trade of Company securities within one business day of the trade. This information is required for reporting to the
U.S. Securities and Exchange Commission under Section 16 of the Securities Act of 1934. Your adherence to this requirement is vital to ensure legally required reporting.

6.Permitted Transactions

The transactions described in this Section 6 are not subject to certain restrictions in this Policy, as further detailed in each subpart.

A.Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy do not apply to any trades made pursuant to properly qualified and adopted Rule 10b5-1 trading plans. Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense against a claim of insider trading. Employees and directors may make trades pursuant to a Rule 10b5-1 plan provided that such plan meets the requirements of Rule 10b5-1 and this Policy, as detailed in Exhibit B. Trades made pursuant to Rule 10b5-1 plans by directors and Executive Officers must be reported to the Company’s Treasurer and General Counsel within one business day for reporting to the U.S.

Securities and Exchange Commission under Section 16 of the Securities Act of 1934, as detailed in the second paragraph of Section 5 above.

B.Exercise of Stock Options

You may exercise Company-granted stock options at any time. If you exercise such stock options outside of a Trading Window (if applicable to you), during a special blackout period (if applicable to you) or while you are aware of material nonpublic information about the Company (each, a “Restricted Period”), you may forfeit option shares to cover the exercise price and associated taxes (if you do not pay cash to cover), but are not permitted to sell any Company securities received in the option exercise. Further, you are not permitted to engage in broker-assisted cashless exercises of stock options during any applicable Restricted Period, because such exercises, with broker involvement, would include sales of Company securities that are prohibited during the Restricted Period.

C.Long-Term Incentive Plan Vesting

If a Company-granted stock award vests during an applicable Restricted Period, you are permitted to forfeit shares received in the grant to pay for the income taxes associated with the vesting, but are not permitted to sell any shares received in the grant due to the Restricted Period.

7.Prohibited Transactions
A.Hedging, Short-Selling and Other Such Transactions
You and your Covered Persons may not purchase financial instruments (including puts, calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any change in the market value of the Company’s securities. Also, you and your Covered Persons may not sell “short” Company securities. These types of transactions or bets on price movements in the Company’s securities can result in the perception that you no longer have the same interests as the Company’s other stockholders and therefore are prohibited.
B.Margin Accounts and Pledging
You and your Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading.
8.Duration of Policy’s Applicability

If your employment or directorship with the Company ends at a time when you have material nonpublic information about the Company or other public companies engaged in business transactions with the Company, you and your Covered Persons may not trade Company securities or the securities of such other public companies until the information has been publicly disclosed for one Trading Day or is no longer material. In addition, when your employment or directorship with the Company ends, if you are subject to a special blackout period, you and your Covered Persons may not trade Company securities until the special blackout period ends. For the avoidance of doubt, unless any of the foregoing apply, after your employment or directorship ends, you and your Covered Persons are no longer subject to the requirements of this Policy, including with respect to pre-clearance, Trading Windows and special blackout periods.

9.Modification

This Policy is subject to modification from time to time as the Company’s Board of Directors deems necessary or advisable.
10.Annual Compliance Notification
You will receive annual reminders of this Policy and your compliance obligation.
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THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TREBLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR TREASURER OR GENERAL COUNSEL. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Exhibit A Designated Employees
Employees holding any of the following titles shall be considered “Designated Employees” for purposes of the Darling Ingredients Inc. Insider Trading Policy and are therefore subject to the pre-clearance requirement contained therein:
Chief Executive Officer President
Chief Financial Officer Chief Operating Officer Chief Administrative Officer Chief Accounting Officer Executive Vice President Senior Vice President
Vice President
Director (for purposes of this Exhibit A, refers to an internal employee title, not membership on the Board of Directors)
Controller
Assistant Controller
Any other Executive Officer not designated above (designated as an “officer” pursuant to Rule 16 of the Securities Exchange Act of 1934)
Any other employee who receives notification that such employee is a Designated Employee

Exhibit B

Guidelines for Rule 10b5-1 Trading Plans
Capitalized terms not defined herein have the meanings ascribed to them in the Darling Ingredients Inc. Insider Trading Policy
To be effective, a Rule 10b5-1 trading plan must:
1.Include representations certifying that (a) you are not aware of material nonpublic information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of insider trading laws;
2.Specify the beginning and end dates for the Rule 10b5-1 trading plan;
3.Specify either (a) the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales;
4.Be established only during an open Trading Window and when you are not otherwise subject to a special blackout period;
5.Be reviewed and approved by the Treasurer or General Counsel before the Rule 10b5-1 trading plan is put in place;
6.Be put in place only at a broker acceptable to the Treasurer or General Counsel;
7.If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;
8.If terminated before the end of its term and a new plan is put into place, meet all requirements of a newly adopted plan;
9.If terminated, notify the Treasurer and General Counsel within one business day;
10.Comply (new plans and modifications to existing plans) with the following “cooling-off” periods:
a.For the Company’s directors and Executive Officers, provide that no trade under a Rule 10b5-1 trading plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or

b.For other insiders, provide that no trade may occur until the 31st day after the adoption of the Rule 10b5-1 trading plan;
11.Be the sole outstanding Rule 10b5-1 trading plan for such insider; and
12.Be, if such Rule 10b5-1 trading plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.

Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.